SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – September 16, 2009

CAPRIUS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	0-11914 (Commission File Number)	22-2457487 (I.R.S. Employer Identification No.)

10 Forest Avenue, Suite 220, Paramus, NJ 07652
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code - (201) 342-0900

One University Plaza, Suite 400, Hackensack, NJ 07601
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 16, 2009, Caprius, Inc. (“Caprius” or us) and its subsidiaries (collectively, the “Company”), entered into a Securities Purchase and Sale Agreement (together with all collateral documents and promissory notes thereunder, the “Loan Facility”) with Vintage Capital Group, LLC (“Vintage”), whereby Vintage extended a loan facility to the Company.

Under the Loan Facility, Vintage has advanced approximately $2.2 million in cash to the Company, and subject to the Company fulfilling certain post-closing covenants and the absence of any event of default, up to an additional $0.8 million may be made available to the Company. Interest on advances under the Loan Facility accrues at the rate of 14% per annum (subject to a default rate of 17% per annum currently in effect, see below), payable monthly in cash or in kind, subject to certain limitations set forth in the Loan Facility. Advances under the Loan Facility, including any subsequent fundings, are secured by the grant to Vintage of a first priority lien, pledge and security interest in substantially all of the Company’s assets.

From the proceeds of the initial funding under the Loan Facility, $53,517 was used for repayment of an outstanding secured loan, and the balance was used for payment of certain outstanding liabilities.  In addition, fees to Vintage and their costs related to the Loan Facility totaled approximately $467,000. Thereafter, in accordance with the terms of the Loan Facility, payments were made to settle certain litigation and for securing certain technology rights (see Item 8.01 herein).  It is anticipated that future funding under the Loan Facility will be used for, among other things, working capital for production and further marketing of the SteriMed Systems and for the  settlement of other outstanding obligations.

In connection with the Loan Facility, we entered into an Investment Monitoring Agreement with Vintage providing for an Operating Committee initially composed of Dwight Morgan and Jonathan Joels, executive officers and directors of Caprius, and two persons selected by Vintage.  The Operating Committee was established to review budgets, strategic planning, financial performance and similar matters, and has the right to make recommendations to our Board of Directors.

On January 22, 2010, as a post-closing obligation under the Loan Facility, the Company issued a warrant to Vintage (the “Vintage Warrant”) to purchase 40% of our common stock, $.01 par value (“Common Stock”), on a fully diluted basis at an exercise price of $0.01 per share for a term of seven years.  Based upon our present capitalization, the Vintage Warrant would be exercisable into 25,602,333 shares of Common Stock.  In addition, Vintage received certain rights to register under the Securities Act of 1933, as amended, the shares underlying the Vintage Warrant, pursuant to a Registration Rights Agreement.  Further, we granted Vintage certain preemptive rights and observer rights for meetings of our Board of Directors pursuant to an Equity Rights Agreement.  In order to accommodate the Common Shares underlying the Vintage Warrant, we amended our Certificate of Incorporation to increase the number of shares of authorized Common Stock to 250,000,000 shares (see Item 5.03 herein).

As a condition to the Loan Facility, holders of more than a majority of the outstanding shares of each class of our outstanding preferred stock waived the anti-dilution provisions covering the shares of preferred stock with respect to the issuance of the Vintage Warrant and the underlying shares of Common Stock, and holders of more than a majority of our outstanding voting securities approved the increase in the number of authorized shares of our Common Stock.

Under the terms of the Loan Facility, the Company is required to undertake a number of post-closing conditions within certain specified timeframes. Vintage has given notice that we are in default for not completing certain of these post-closing matters within the time periods specified in the Loan Facility, but may at its discretion make future advances under the Loan Facility that would not operate as a waiver of any of its remedies.  The Company has completed some of those post-closing matters and is working to complete the balance of those covenants which are curable.  The interest rate on the Loan Facility has been increased to the default rate of 17% until such time as all defaults are cured or waived. Vintage, under the terms of the Loan Facility, is not obligated to fund the Company until such time as the defaults have been cured or waived.

For more complete information regarding the terms and conditions of the Loan Facility, the Vintage Warrant and the other Agreements summarized above, reference is made to the exhibits to this report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 16, 2009, we entered into an Employment Agreement (the “Morgan Agreement”) with Dwight Morgan, our Chairman of the Board, Chief Executive Officer and President, for a term ending October 31, 2010, subject to one-year renewals.  The Morgan Agreement includes, in addition to the continuation of Mr. Morgan’s base salary at the current level of $250,000, a provision for an annual bonus as determined by the Compensation Committee, severance provisions, and non-competition provisions.  For more complete information regarding the terms and conditions of the Morgan Agreement, reference is made to the copy thereof which is filed as an exhibit to this report.

Item 5.03	Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year

(a) Effective as of December 15, 2009, we increased our authorized shares of Common Stock to 250,000,000 shares from 50,000,000 shares, upon the filing of a Certificate of Amendment to Certificate of Incorporation with the Secretary of State of Delaware. The number of authorized shares of preferred stock was not changed.

Item 8.01	Other Events

Effective on October 19, 2009, we settled the litigation which had been instituted by Andre Sassoon and Andre Sassoon International, Inc. (collectively, “Sassoon”) against Caprius, its subsidiary, MCM Environmental Technologies, Inc. (“MCM-US”) and George Aaron, an executive officer, by paying Sassoon approximately $180,000, of which a portion of this settlement was provided by our insurance carrier, and entering into mutual general releases and stipulations of discontinuance with prejudice. In addition, in connection with the settlement, we received all previously outstanding common stock of MCM-US owned by third parties, which had been pledged to Sassoon under a previous shareholder agreement. As a result, we now own 100% of the equity of MCM-US. For more complete information regarding the terms and conditions of the Sassoon settlement agreement, reference is made to the copy thereof which is filed as an exhibit to this report.

On November 30, 2009, the Office of the Chief Scientist (“OCS”) in Israel approved the request of our Israeli subsidiary MCM Environmental Technologies Ltd. (“MCM-Israel”) to transfer its technology rights to MCM-US upon repayment to the OCS of approximately $240,000, representing the balance of an OCS grant. The OCS grant had been to assist MCM-Israel in the development of certain technology related to our SteriMed System.

Notwithstanding the Company securing the above referenced Loan Facility with Vintage, given all of the issues that the Company still needs to resolve, there is no assurance that Caprius will be able to meet its future obligations or that it will be able to cure its defaults with Vintage, resume production and still be competitive in its business.

Item 9.01	Financial Statements and Exhibits

Exhibit

3.1	Certificate of Amendment to Certificate of Incorporation, filed December 15, 2009.

4.1	Warrant Purchase Agreement, dated as of January 22, 2010, between Caprius, Inc. (“Caprius”) and Vintage Capital Group, LLC (“Vintage”).

4.2	Warrant, dated January 22, 2010, issued by Caprius to Vintage.

4.3	Registration Rights Agreement, dated as of January 22, 2010, between Caprius and Vintage.

4.4	Equity Rights Agreement, dated as of January 22, 2010, between Caprius and Vintage.

10.1
Securities Purchase and Sale Agreement, dated as of September 16, 2009, by and among Caprius, M.C.M. Environmental Technologies, Inc. (“MCM-US”), M.C.M. Environmental Technologies Ltd. (“MCM-Israel”) and Vintage (without schedules).

10.2	Senior Secured Promissory Note, dated as of September 16, 2009, by and among Caprius, MCM-US, MCM-Israel and Vintage.

10.3	Security Agreement, dated as of September 16, 2009, by and among Caprius, MCM-US, MCM-Israel and Vintage (with Annexes).

10.4	Pledge Agreement, dated as of September 16, 2009, by and among Caprius, MCM-US, MCM-Israel and Vintage (with Schedules).

10.5	‘391 Patent Security Agreement, dated as of September 16, 2009, by and among Caprius, MCM-US, MCM-Israel and Vintage.

10.6	‘654 Patent Security Agreement, dated as of December 16, 2009, by and among Caprius, MCM-US, MCM-Israel and Vintage.

10.7	Investment Monitoring Agreement, dated as of September 16, 2009, by and between Caprius and Vintage.

10.8	Employment Agreement, dated as of October 16, 2009, between Caprius and Dwight Morgan.

10.9	Release and Settlement Agreement, dated as of June 22, 2009, between and among Andre Sassoon, Andre Sassoon International, Inc., Caprius, MCM-US and George Aaron.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAPRIUS, INC.

/s/Jonathan Joels
Jonathan Joels, Treasurer and CFO

Dated: January 28, 2010